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EXCITE, INC                                                        EXHIBIT 10.18
STANDARD EMPLOYMENT OFFER LETTER

[-date]

[-name-]
[-address-]
[-address-]

Dear [-name-]:

It's my pleasure to offer you a position as [-title-], reporting directly to [-name-].

Your compensation will be $___,___.00 per year, payable semi-monthly and a sign-on bonus in the amount of $__,___.00. In addition to your salary, you are also eligible to participate in Excite's Employee Bonus Plan. Under the terms of the Employee Bonus Plan you will be eligible for an annual __% bonus of your then-current base salary based on individual, department and company goals.

Additionally, the management will recommend that the Compensation committee approve an employee stock option grant of __,___ shares of Excite's Common Stock. The exercise price of the options would be fair market value, as determined by the Compensation Committee at the time of the grant. The options will be subject to vesting at a rate of one-fourth (1/4) on the first anniversary of employment and thereafter at a rate of one-forty eighths (1/48) each full succeeding month over a period of three years. However, the option granted by Excite is subject to the Compensation Committee's approval, it is not a promise of compensation, and is not intended to create any obligation on the part of Excite. Further details on Excite's Option Plan and any specific grant to you will be provided upon approval of such grant by the Compensation Committee.

In the event of voluntary termination of your employment prior to the completion of one (1) year of service, you agree to return to Excite, Inc. the Signing Bonus paid to you. The amount to be returned will be reduced on a pro-rata basis for each completed month of service.

You will be eligible to participate in Excite's group medical, dental, vision, life insurance and 401(k) plan as offered to all full time employees. You will also be eligible to participate in the employee stock purchase plan during the next enrollment period. If you accept this offer of employment, you will be given benefit plan documents which will describe more fully these and other benefits of your employment with Excite.

If you accept this offer, your employment with Excite shall be "at will" which means that it is not for any specified period of time and can be terminated by yourself or Excite for any or no particular reason or cause and at any time with or without advance notice. Even though your job duties, title, compensation and benefits, as well as Excite's human resources policies and procedures, may change from time to time during your tenure with Excite, the "at will" nature of your employment is one aspect which may not be changed, except in an express writing signed by the President of Excite.

As a comprehensive Internet search and Navigation network, Excite is involved in a wide variety of project involving content from as many different sources on the Internet as possible. As a result, Excite cannot guarantee employees that they will not be exposed to some adult material, either through specific work assignments or due to the presence of such material in the work environment.



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Any representations contrary to those contained in this letter which may have been made to you are superseded by this offer. If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite.

This offer of employment is contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act, the return of a signed copy of this letter indicating your acceptance of our offer, and receipt of a signed copy of Excite's Employee Invention Agreement and Confidentiality Agreement on the first day of your employment.

Please indicate your acceptance of this offer by signing below. You should retain a copy of this offer letter for your records and return the original to [-name-], Human Resources Coordinator on or before your first day of employment. This offer expires on [-date-].

Let me close by reaffirming our belief that the skills and background you bring to Excite will be instrumental to its future success. We look forward to you joining Excite.

Sincerely,

[-name-]
[-title-]


I accept the offer of employment with Excite:

Signed: ____________________________________________   Date:____________________
        [-name-]


Start Date: [-date-]